Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1944)

1.  Name of corporation

Bio Solutions Manufacturing, Inc.

2.  By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, references, limitations, restrictions and relative rights of the following class or series of stock.:

The Corporation hereby establishes and designates 92,000 shares of its preferred stock, $0.00001 par value per share, designated as Series B Preferred Stock (the “Series B Preferred Stock”).  The rights, preferences, and privileges of the Series B Preferred Stock relative to those of the common stock, par value $0.00001 per share, of the Corporation (the “Common Stock”) and any other shares of preferred stock are set forth in Exhibit A attached hereto

3.  Effective date of filing (optional): ___________________

4.  Officer Signature: (required): /s/ Patricia M. Spretizer

A-1-1

EXHIBIT A
TO
CERTIFICATE OF DESIGNATION
ESTABLISHING SERIES B PREFERRED STOCK OF
BIO SOLUTIONS MANUFACTURING, INC.
A Nevada Corporation

The rights, preferences, and privileges of the Series B Preferred Stock relative to those of the Common Stock are set forth in this Certificate of Designation of Series and Determination of Rights and Preferences of its Series B Preferred Stock (the “Certificate”).

1.           Definitions.  For purposes of this Certificate the following definitions shall apply and shall be equally applicable to both the singular and plural forms of the defined terms:

1.1.            “Affiliate” of any Person shall mean any Person who directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.  For the purposes of this definition, “control” has the meaning specified as of the date hereof for that word in Rule 405 promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

1.2.           “Board” shall mean the Board of Directors of the Corporation.

1.3.           “Common Stock” shall mean the common stock, par value $0.00001 per share, of the Corporation.

1.4.           “Conversion Rights” shall have the meaning set forth in Section 5 below

1.5.           “Conversion Stock” shall mean the Common Stock into which the Series B Preferred Stock is convertible and the Common Stock issued upon such conversion.

1.6.           “Corporation” shall mean Bio Solutions Manufacturing, Inc., a Nevada corporation.

1.7.           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.8.           “Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities, governments, agencies and political subdivisions.

1.9.           “Per Share Market Value” means on any particular date (a) the closing bid price per share of Common Stock on such date on the OTC Bulletin Board or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the closing bid price on the OTC Bulletin Board or on such Subsequent Market on the date nearest preceding such date, or (b) if the shares of Common Stock are not then listed or quoted on the OTC Bulletin Board or a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the holder of the Series B Preferred Stock.

A-1-2

1.10.         “Securities Act” shall mean the Securities Act of 1933, as amended.

1.11.         “Series B Conversion Price” shall mean the average of the Per Share Market Values during the ten (10) Trading Days immediately preceding a Conversion Date.

1.12.         “Stated Value” shall mean $1.00.

1.13.         “Subsequent Market” means the New York Stock Exchange, American Stock Exchange, Nasdaq SmallCap Market or Nasdaq National Market.

1.14.         “Trading Day” means (a) a day on which the shares of Common Stock are traded on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not listed on a Subsequent Market. a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however. that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close

2.           Voting Rights.  None.

3.           Dividend Righs.  None.

4.           Liquidation Rights.  None.

5.           Conversion.  The holders of the Series B Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

5.1.           Optional Conversion of the Series B Preferred Stock.  Any or all shares of the Series B Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the first issuance of shares of Series B Preferred Stock by the Corporation and from time to time, at the office of the Corporation or any transfer agent for the Common Stock, into such whole number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.00 by the Series B Conversion Price in effect at the time of conversion and then multiplying such quotient by the number of shares of Series B Preferred Stock to be converted.

5.2.           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (a half share being treated as a full share for this purpose).  Such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon such aggregate conversion.

A-5-3

5.3.           Mechanics of Optional Conversion.  Before any holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give at least five (5) days’ prior written notice to the Corporation at such office that such holder elects to convert the same or such portion thereof as such holder elects to convert and shall state therein such holder’s name or the name of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series B Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.  From and after such date, all rights of the holder with respect to the Series B Preferred Stock so converted shall terminate, except only the right of such holder, upon the surrender of his, her or its certificate or certificates therefor, to receive certificates for the number of shares of Common Stock issuable upon conversion thereof.  Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of the Series B Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the record holder thereof to all rights in respect of the shares of Series B Preferred Stock represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

5.4.           Adjustments to Conversion Price for Mergers, Reorganizations, Etc.   In the event of a reclassification, reorganization or exchange  above) or any merger, acquisition, consolidation or reorganization of the Corporation with another Corporation, each share of Series B Preferred Stock shall thereafter be convertible into the kind and number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series B Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or acquisition had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

A-5-4

5.5.           Conversion Limitations.

A.           No holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 5.1, to the extent such conversion would result in the holder of such Series B Preferred Stock, together with any Affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock of the Corporation.  Since the holders of Series B Preferred Stock will not be obligated to report to the Corporation the number of shares of Common Stock it may beneficially hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by such holder of Series B Preferred Stock or an affiliate thereof, the holder of such Series B Preferred Stock shall have the authority and obligation to determine whether and the extent to which the restriction contained in this Section will limit any particular conversion hereunder.  The provisions of this Section may be waived by the holder of Series B Preferred Stock upon not less than 61 days’ prior notice to the Corporation.

B.           No holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 5.1 to the extent such conversion would require the Corporation to issue shares of Common Stock in excess of the Corporation’s then sufficient authorized and unissued shares of Common Stock.

C.           No holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 5.1 to the extent such conversion would result in the conversion in any calendar month of more than:  (i) 1,000 shares of Series B Preferred Stock for such holder  and (ii) 4,000 shares of Series B Preferred Stock by all holders of Series B Preferred Stock in such calendar month.

5.6.           Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any capital reorganization of the Corporation, any reclassification or recapitalization of the Corporation’s capital stock, any consolidation or merger with or into another Corporation, any transfer of all or substantially all of the assets of the Corporation or any dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least ten (10) days prior to the date specified for the taking of a record, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

5.7.           Additional Notices.  In the event the Corporation shall propose to take any action of the types described in Section 5.4 the Corporation shall give notice to each holder of shares of Series B Preferred Stock, which notice shall specify the record date, if any, with respect to such action and the date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be at the date of such notice) on the Series B Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series B Preferred Stock.  In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least ten (10) days prior to the taking of such proposed action.

5.8.           Payment of Taxes.  The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock, other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered.

A-5-5

6.           No Reissuance of Series B Preferred Stock.  No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued.

7.           Notices.  Unless otherwise specified in the Corporation’s Certificate of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series B Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

8.           No Preemptive Rights.  Holders of Series B Preferred Stock shall have no preemptive rights except as granted by the Corporation pursuant to written agreements.

A-8-6